

Ed Ruscha (b. 1937)


Ripe

Ruscha's enigmatic text based paintings, documentary photography and artist books have made him one of the most influential American artists of the 20th Century.

INVESTMENT THESIS

Historical Price Appreciation of Similar Works (Ruscha) *

21.0%

Not intended to indicate past or expected performance of any security. Investing involves risk and investors must be prepared to hold their investment for an extended period.


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Initial Offering

$22,200,000

Investment Overview

Offering Circular		sec.gov/edgar
Auction History	significant	37 years
2020 Auction Sales	moderate	$46,342,699
Repeat Sales		view

0% Progress

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DEAL SHEET

WHY WE LIKE THIS PAINTING

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- In 2013, Times magazine ranked artist Ed Ruscha among the 100 most influential people in the world, and his text-based paintings, photography and artist books have influenced subsequent generations of artists, from Bruce Nauman to Christopher Wool.
- The Painting is a quintessential example of Ruscha's most celebrated series, the "Liquid Words," which the artist created between 1966 and 1969. A small pencil study for the work is currently in the permanent collection of the Whitney Museum in New York.
- "Liquid Word" paintings of a similar size to the Painting are extremely rare, with only twelve known paintings from the 1960s exceeding 36 × 36 inches. Nine of those are held in major public institution collections, including the Art Institute of Chicago, the Broad Museum in Los Angeles, CA and the San Francisco Museum of Modern Art.
- Early text paintings from the 1960s account for Ruscha's top three sales at auction: *Hurting the Word Radio #2* (1963) sold for $52,485,000 in November 2019, *Smash* (1963) sold for $30,405,000 in November 2014, and *Annie* (1962) sold for $22,975,000 in July 2020.
- Ed Ruscha continues to work today, and is represented by top global mega-dealer, Gagosian Gallery.
- Although there are no guarantees, similar works have shown attractive historical price appreciation at auction of 21% annualized from 1986 to 2020.
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Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.


Ripe

2020 Auction Sales	2020 Number of Lots Sold
$46,342,699	136

ED RUSCHA

b. 1937, UNITED STATES

Oil on canvas | 59 × 55 in. (150 × 140 cm.)

Ed Ruscha's enigmatic text based paintings, documentary photography and artist books have made him one of the most influential American artists of the 20th Century.


Ripe

$22,200,000

INITIAL OFFERING

21.0%

HISTORICAL APPRECIATION OF SIMILAR WORKS[1]

The Painting is a quintessential example of Ruscha's most celebrated series, the "Liquid Words," which the artist created between 1966 and 1969. The series was a deviation from the rigid, hard-edge style of graphic design and advertising, which Ruscha was familiar with from his professional training. The Painting depicts the word "Ripe" in a pool of pomegranate juice on a shaded yellow surface. "Liquid Word" paintings over 36 × 36 inches are extremely rare. Of only twelve known paintings from the 1960s, nine are held in collections of major public institutions, including the Art Institute of Chicago, the Broad Museum in Los Angeles, CA and the San Francisco Museum of Modern Art, and three remain in private hands, one of which is held in the collection of the Artist. A small pencil study for the Painting is currently in The Whitney Museum of American Art's permanent collection. The Painting was offered three times at auction prior to its acquisition by Masterworks, with the earliest sale occurring on October 23, 1975 at Sotheby's Parke-Bernet, New York, where it sold for an unconfirmed amount, a subsequent sale at Christie's, New York where the date and realized price could not be confirmed and a sale on November 19, 1997 at Sotheby's, New York where the Painting sold for $167,500. Rusha's text-based paintings executed in the 1960s are among his most commercially desirable works, and as of February 15, 2022, account for his top three auction records. The top auction record was set by *Hurting the Word Radio #2* (1964) which sold for $52,485,000 on November 13, 2019 at Christie's, New York, followed by *Smash* (1963), which sold for $30,405,000 on November 12, 2014 at Christie's, New York and *Annie* (1962), which sold for $22,975,000 on July 10, 2020 in a Christie's online sale. The Painting's scale, subject, period, and rarity make it a commercial and desirable example of Ed Rusha's text-based paintings.

AS OF FEBRUARY 15, 2022, THE TOP AUCTION PRICES FOR THE ARTIST WERE ACHIEVED BY *HURTING THE WORD RADIO #2* (1964) WHICH SOLD FOR $52,485,000 ON NOVEMBER 13, 2019 AT SOTHEBY'S, NEW YORK, FOLLOWED BY *SMASH* (1963) WHICH SOLD FOR $30,405,000 ON NOVEMBER 12, 2014 AT CHRISTIE'S, NEW YORK AND *ANNIE* (1962) WHICH SOLD ONLINE FOR $22,975,000 ON JULY 10, 2020 AT CHRISTIE'S.

Over the span of Ed Ruscha's impressive career, important institutional solo exhibitions have been organized by the Institute of Contemporary Arts, London, the Museum of Contemporary Art, Chicago, the Museum of Contemporary Art, Los Angeles, and the J., Paul Getty Museum, Los Angeles. Ruscha has also been the subject of several retrospectives including "Cotton Puffs, Q-tips®, Smoke and Mirrors," which opened at the Whitney Museum of American Art in 2004 and traveled to the Museum of Contemporary Art, Los Angeles, and the National Gallery of Art, Washington. In 2005, Ruscha was chosen to represent the United States in the Venice Biennale, and from 2009 to 2010, a retrospective organized by the Hayward Gallery traveled to Munich and Stockholm. In 2013, Times magazine ranked Ed Ruscha among the 100 most influential people in the world, and his paintings, photography and artist books have influenced subsequent generations of artists, from Bruce Nauman to Christopher Wool. Now in his eighties, the artist is represented by Gagosian Gallery, with whom he continues to exhibit new work.

AUCTION RESULTS FOR SIMILAR WORKS[2,3]


$60M
$45M
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$15M
NOISE
SPACE
BOSS
Annie
1985
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2004
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2012
2015
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2020

Ed Ruscha was born in Omaha, Nebraska, in 1937, and grew up in Oklahoma City. After graduating from high school in 1956, Rusha left home for California and drove west with his friend, artist Mason Williams. Ruscha settled in Los Angeles, which he viewed as the 'new frontier,' and enrolled at the Chouinard Art Institute, now the California Institute of the Arts (CalArts), where he studied under installation artist Robert Irwin. Initially intent on becoming a commercial artist, Ruscha focused his studies on graphic design, photography and advertising while working as a sign painter on the side. At Chouinard, Ruscha nurtured an interest in the subversive word play of the Dadaists, and at times, his work was met with disdain; reportedly, one painting was even burned by an enraged faculty member. Words and phrases first appeared in Ruscha's own artistic practice in 1959, and as his style developed, Ruscha began to portray the substance of language by treating words as visual constructs, often pairing the word with a form that complements its meaning: letters rendered in the liquid they are meant to describe or sculptural ribbons that curl into text. In 1962, Ruscha was included in "New Paintings of Common Objects," a seminal exhibition of Pop Art that was held at the Pasadena Art Museum and curated by Walter Hops, co-founder of the Ferus Gallery. During this time, Ruscha had become involved with a progressive group of young artists who showed with the influential Ferus Gallery, which included Ed Kienholz, Robert Irwin, Ed Moses, and Larry Bell among others, who had been deemed the "Cool School" by critic Phillip Leider in a 1964 issue of Artforum.



ED RUSCHA,


Ripe


Ripe
Adios

Ed Ruscha photographed with the Painting.


Ripe

ED RUSCHA,

IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past artwork pricing trends are not indicative of future pricing trends.

2. Past artwork pricing trends are not indicative of future pricing trends. Investing involves risk and investors must be prepared to hold their investment for an extended period.

3. The chart captures the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Ed Ruscha with the following criteria: single word canvas paintings executed 1961-1969 that measure between 50 inches by 50 inches to 80 inches by 80 inches. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 21.0% CAGR implied from selected sales occurring from May 6, 1986 to July 10, 2020.

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